Exhibit (l)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption "Independent Registered Public Accounting Firm " in the Prospectus and Statement of Additional Information, dated May 1, 2023, which are incorporated by reference in this Post-Effective Amendment No. 14 to the Registration Statement (Form N-4, File No. 333-187071) of Lincoln National Variable Annuity Account L (the “Registration Statement”), dated May 30, 2023.

We also consent to the use of our reports (1) dated March 7, 2023, (except for the effect of the disclosed in Note 1, as to which the date is March 30, 2023, and except for the adoption of ASU No. 2018-12 disclosed in Note 3, as to which the date is May 23, 2023) with respect to the consolidated financial statements and financial statement schedules of Lincoln National Life Insurance Company included in its Current Report on Form 8-K dated May 23, 2023 and (2) dated April 19, 2023, with respect to the financial statements of each of the subaccounts within Lincoln National Variable Annuity Account L, for the year ended December 31, 2022, incorporated by reference in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

May 30, 2023